Exhibit 99.1

ARMSTRONG HOLDINGS, INC. AND

ARMSTRONG WORLD INDUSTRIES, INC.

ANNOUNCE SETTLEMENT

LANCASTER, PA, Feb. 26, 2007 — Armstrong Holdings, Inc. (“AHI”, OTCBB: ACKH.OB) and its former subsidiary Armstrong World Industries, Inc. (“AWI”, NYSE: AWI) have reached a settlement on all intercompany claim and tax issues. Assuming the settlement is approved by the court as discussed below, the settlement calls for AWI to pay AHI $20 million in cash, and gives AHI an allowed claim under AWI’s confirmed Plan of Reorganization of $8.5 million (the “AHI Claim”). The settlement gives AWI the right to make all relevant tax elections and file all required tax returns on behalf of the Armstrong group of companies for all relevant tax periods during which the two companies were affiliated, and to receive and retain all related tax refunds. AHI would recover on the AHI Claim on the same basis as other unsecured creditors of AWI under the AWI Plan of Reorganization. The initial distribution in satisfaction of the $8.5 million AHI Claim would consist of approximately $2 million in cash plus approximately 98,690 shares of reorganized AWI.

The settlement is being submitted for approval by the U.S. Bankruptcy Court in Wilmington, Delaware which presided over AWI’s Chapter 11 case. Shareholders of AHI will be mailed a notice of the hearing, which is scheduled for April 2, 2007.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Results could differ materially due to known and unknown risks and uncertainties, including: whether the court approves or changes the settlement, and other factors disclosed in recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

CONTACTS:

Investors: Beth Riley (717-396-6354), bariley@armstrong.com

Media: Meg Graham (866-321-6677), magraham@armstrong.com